C.H. Robinson Unveils Role of Chief Strategy and Innovation Officer to Drive Forward Enterprise Strategy, New Operating Model and Technologies of Tomorrow
Company affirms its commitment to innovation and its rigorous assessments of outcomes against strategic objectives in order to expand position as the leader in logistics
EDEN PRAIRIE, MINNESOTA, June 20, 2024 – In a pivotal move, global logistics leader C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) has announced that Arun Rajan, their Chief Operating Officer (COO), will transition into the role of Chief Strategy and Innovation Officer (CSIO), effective immediately. In this new role, Arun’s focus will be to drive strategy and foster innovation across the company while also working closely with the Chief Financial Officer to deliver near-term and long-term enterprise strategic planning, development, and deployment across C.H. Robinson.
In partnership with the Senior Leadership Team, the CSIO will help drive long-term, sustainable, and profitable growth by maximizing the strategic opportunities of Robinson’s leadership position in the industry in support of our customers, carriers and employees. The CSIO will lead the strategy process and operating mechanisms to track progress and implementation of strategic initiatives against objectives as well as lead research and analysis to inform major company decisions related to portfolio, mergers and acquisitions and organizational transformation.
“With a single-threaded leader at the helm of strategy and innovation, we are doubling down on efforts already underway to bring industry-leading products, technology, solutions, and ways of working to the global logistics marketplace,” said Dave Bozeman, President and Chief Executive Officer of C.H. Robinson. “This new role is a testament to C.H. Robinson's unwavering commitment to innovation, discipline and profitable growth, and we are confident it will help enable strategic outcomes to better serve our customers and carriers.”
This transition marks a critical point in the company’s journey as it continues to drive operational excellence and strategic vision to become fit, fast and focused. As C.H. Robinson implements its new operating model that is infusing tighter accountability, discipline and collaboration across divisions as One Robinson, it is ready for a CSIO to help advance the operating model while enabling strategic outcomes at an even faster rate. The position of COO will not be backfilled.
“The COO role has been instrumental in laying the foundation for Robinson’s success, driving tight alignment between business teams and digital investments, and delivering measurable value toward business growth and productivity improvements,” added Bozeman. “This evolution underscores the effectiveness of the company's collective efforts, and the logical next step is to transition some of these digitally-oriented operating structures into the core operation and turn Arun’s focus to accelerating strategy and innovation to drive the company and the industry forward.”
“Innovation is at the heart of Robinson’s competitive differentiation, and I am excited to serve in this role and help ensure that we deliver industry-leading ideas, solutions and expertise while remaining relentlessly focused on continuous improvement,” said Arun Rajan, Chief Strategy and Innovation Officer.” The strategy process is not static. It requires diligent monitoring of internal execution and capabilities and the constantly evolving external landscape to take advantage of opportunities. This organizational evolution is the start of something really powerful for the future of Robinson and the industry.”
About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $22 billion in freight under management and 19 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for more than 90,000 customers and 450,000 contract carriers on our platform. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

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Chuck Ives, Director of Investor Relations	Duncan Burns, Chief Communications Officer
Email: chuck.ives@chrobinson.com	Email: duncan.burns@chrobinson.com

Source: C.H. Robinson
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